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                                                                  Exhibit (k)(4)


SUBSCRIPTION AGENT AGREEMENT

                     Colonial Intermediate High Income Fund

         This Subscription Agent Agreement (the "Agreement") is made as of __________________, 1998 between Colonial Intermediate High Income Fund, a Massachusetts business trust (the "Fund") and First Data Investor Services Group, Inc., as subscription agent (the "Fund"). All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the Registration Statement on Form N-2 (File No. 811-05567) filed by the Fund with the Securities and Exchange Commission on April 15, 1998, as amended by any amendment filed with respect thereto (the "Registration Statement").

         WHEREAS, the Fund proposes to issue certificates or other evidences of subscription rights, in the form designated by the Fund (the "Subscription Certificates") to Shareholders of record (the "Shareholders") of its shares of beneficial interest, no par value ("Shares"), as of a record date specified by the Fund (the "Record Date"), pursuant to which each Shareholder will have certain transferrable rights (the "Rights") to subscribe for Shares, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

         WHEREAS, the Fund wishes the Agent to perform certain acts on behalf of the Fund, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1. APPOINTMENT. The Fund hereby appoints the Agent to act as subscription agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement as more fully described in the attached schedule of services and procedures which is annexed hereto as Schedule A and incorporated herein by reference and the Agent hereby accepts such appointment.

2. COMPENSATION FOR SERVICES. The Fund agrees to pay to the Agent compensation for its services as such in accordance with the attached schedule of fees annexed hereto as Schedule B and incorporated herein. The Fund further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such. The Fund agrees to pay all fees and out-of-pocket expenses by Federal Funds Wire within fifteen
(15) business days following the receipt of the respective invoice.

3. INSTRUCTIONS AND INDEMNIFICATION. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

         (a) The Agent shall be entitled to rely upon any instructions or directions furnished to it by a President or Vice President of the Fund, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Fund which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be

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liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control.

         (b) The Fund will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services required by this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by a President or Vice President of the Fund, except for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of the Agent or such nominees. In any case in which the Fund may be asked to indemnify or hold the Agent harmless, the Agent will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Fund, although the failure to do so shall not prevent recovery by the Agent, except to the extent the Fund is predjudiced by such failure to notify, and shall keep the Fund advised with respect to all developments concerning such situation. The Fund shall have the option to defend the Agent against any claim which may be the subject of this indemnification and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and satisfactory to the Agent, and thereupon the Fund shall take over complete defense of the claim and the Agent shall sustain no further legal or other expenses in respect of such claim. The Agent will not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent. The obligations of the parties hereto under this Section 3(b) shall survive the termination of this Agreement.

         (c) Notwithstanding any provision in this Agreement to the contrary, except for the gross negligence or willful misconduct of Agent (or its subcontractors), Agent's cumulative liability (to the Fund) for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever arising out of or related to this Agreement and regardless of the form of action or legal theory shall not exceed two times the fees received by Agent for the services provided under this Agreement. In allocating risk under the Agreement, the parties agree that the damage limitation set forth above shall apply to any alternative remedy ordered by a court in the event such court determines that sole and exclusive remedy provided for in the Agreement fails of its essential purpose.

         (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL AGENT, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

4.       ASSIGNMENT, DELEGATION.

         (a) Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party. Notwithstanding the foregoing, Agent may without further consent of the Fund engage the services of a subcontractor to perform certain of the services set forth herein, provided however, Agent shall be responsible for the acts and omissions of such subcontractors.

         (b) This Agreement shall inure to the benefit of and be binding upon the parties and their



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respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

5. GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by the law of the Commonwealth of Massachusetts, excluding the conflicts of laws provisions thereof.

6. SEVERABILITY. The parties hereto agree that if any of the provisions contained in this Agreement shall be determined invalid, unlawful or unenforceable to any extent, such provisions shall be deemed modified to the extent necessary to render such provisions enforceable. The parties hereto further agree that this Agreement shall be deemed severable, and the invalidity, unlawfulness or unenforceability of any term or provision thereof shall not affect the validity, legality or enforceability of this Agreement or of any term or provision hereof.

7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

8. CAPTIONS. The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

9. FACSIMILE SIGNATURES. Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

10. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effect the purposes of this Agreement.

11. ADDITIONAL PROVISIONS. Except as specifically modified by this Agreement, the Agent's rights and responsibilities set forth in the Transfer Agency and Services Agreement in effect between Agent and the Fund are hereby ratified and confirmed and continue in effect.

12. A copy of the document establishing the Fund is filed with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Fund individually but only upon the assets of the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.



FIRST DATA INVESTOR SERVICES                 COLONIAL INTERMEDIATE HIGH
 GROUP, INC.                                  INCOME FUND


-------------------------------              ----------------------------------
Signature                                    Signature

-------------------------------              ----------------------------------
Title                                        Title




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                                   Schedule A

                             Services and Procedures

1.       Form and Execution of Subscription Certificates.

         (a) Each Subscription Certificate shall be fully transferable. The Agent shall, in its capacity as Transfer Agent of the Fund, maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a "Shareholder" hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Shareholder in whose name it is recorded to the following:

                  (i) The right to acquire during the Subscription Period, as defined in the Prospectus, at the Subscription Price, as defined in the Prospectus, a number of Shares equal to one Share for every three Rights (the "Primary Subscription Right"); PROVIDED, HOWEVER, that the Record Date Shareholders issued fewer that three Rights are entitled to purchase one Share; and PROVIDED FURTHER, that no fractional Shares shall be issued; and

                  (ii) With respect to Record Date Shareholders only, the right to subscribe for additional Shares, subject to the availability of such Shares and to the allotment of such Shares as may be available among Record Date Shareholders who exercise Over-Subscription Rights on the basis specified in the Prospectus; provided, however, that such Record Date Shareholder has exercised all Primary Subscription Rights issued to him or her (the "Over-Subscription Privilege").

2.       Rights and Issuance of Subscription Certificates.

         (a) Each Subscription Certificate shall evidence the rights of the Shareholder therein named to purchase Shares upon the terms and conditions therein and herein set forth.

         (b) Upon the written advice of the Fund, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Fund Shareholders as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of the Fund, prepare and record Subscription Certificates in the names of the Shareholders, setting forth the number of Rights to subscribe for the Shares calculated on the basis of one Right for each Share recorded on the books in the name of each such Shareholder as of the Record Date. The number of Rights that are issued to Record Date Shareholders will be rounded down, by the Agent, to the nearest number of full Rights as fractional Rights will not be issued. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Subscription Agent. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Fund deems necessary or appropriate, to all Shareholders with record addresses in the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance), except for those Shareholders having a registered address outside the United States (who will only receive a notice and other documents as the Fund deems necessary or appropriate, if any), delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Shareholders having APO or FPO addresses. No Subscription Certificate shall be valid for any purpose unless so executed.




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         (c)      The Agent will mail a copy of the Prospectus, instruction
letter, a special notice and other documents as the Fund deems necessary or appropriate, if any, but not Subscription Certificates to Record Date Shareholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia ) ("Foreign Record Date Shareholders"). The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Shareholders' accounts until instructions are received to exercise, sell or transfer the Rights.

3.       Exercise.

         (a) Record Date Shareholders may acquire Shares on Primary Subscription and pursuant to the Over-Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Shareholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the estimated purchase price of as disclosed in the Prospectus for each Share subscribed for by exercise of such Rights, in U.S. dollars in cash or by money order or check or bank draft drawn on a bank in the United States, in each case payable to the order of the Fund.

         (b) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. New York time on such date as the Fund shall designate to the Agent in writing (the "Expiration Date"). For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the corporate office of the Agent specified in the Prospectus.

         (c) Notwithstanding the provisions of Section 3(a) above regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. New York time on the Expiration Date, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a bank, a trust Fund or a New York Stock Exchange member guaranteeing delivery of (i) payment of the full Subscription Price for the Shares subscribed for on Primary Subscription and any additional Shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, and (ii) a properly completed and executed Subscription Certificate, then such exercise of Primary Subscription Rights and Over-Subscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Shares by the Agent within three Business Days (as defined below) after the Expiration Date (the "Protect Period"). For the purposes of the Prospectus and this Agreement, "Business Day" shall mean any day on which trading is conducted on the New York Stock Exchange.

         (d) Within five Business Days following the Expiration Date (the "Confirm Date") the Agent shall send to each exercising Shareholder (or, if Shares on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing the number of Shares acquired pursuant to the Primary Subscription, and, if applicable, the Over-Subscription Privilege, the per Share and total purchase price for such Shares, and any additional amount payable to the Fund by such Shareholder or any excess to be refunded by the Fund to such Shareholder, along with a letter explaining the allocation of Shares pursuant to the Over-Subscription Privilege.

         (e) Any additional payment required from a Shareholder must be received by the Agent within ten Business Days after the Confirmation Date and any excess payment to be refunded by the Fund to a Shareholder will be mailed by the Agent within ten Business Days after the Confirmation Date.


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If a Shareholder does not make timely payment of any additional amounts due in accordance with Section 3(d) above, the Agent will consult with the Fund in accordance with Section 4 as to the appropriate action to be taken. The Agent will not issue or deliver certificates for Shares subscribed for until payment in full therefore has been received, including collection of checks and payment pursuant to notices of guaranteed delivery.

         (f) The Rights are transferable until the Expiration Date, and the Rights and the Shares will be listed for trading on the New York Stock Exchange. Reference is made to the Prospectus for a complete description of the sale of the Rights and the issue of the Shares.

4. Validity of Subscriptions. Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Fund and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

5. Over-Subscription. If, after allocation of Shares to Record Date Shareholders, there remain unexercised Rights, then the Agent shall allot the Shares issuable upon exercise of such unexercised Rights (the "Remaining Shares") to Shareholders who have exercised all the Rights initially issued to them and who wish to acquire more than the number of Shares for which the Rights issued to them are exercisable. Shares subscribed for pursuant to the Over-Subscription Privilege will be allocated in the amounts of such over-subscriptions. If the number of Shares for which the Over-Subscription Privilege has been exercised is greater than the Remaining Shares, the Agent shall allocate the Remaining Shares to Record Date Shareholders exercising Over-Subscription Privilege pro rata based on the number of Shares owned by them on the Record Date. Any remaining Shares to be issued shall be allocated to holders of Rights acquired in the secondary market based on the number of Rights exercised by such holders of Rights. The percentage of Remaining Shares each over-subscribing Record Date Shareholder or other Rights holder may acquire will be rounded down to result in delivery of whole Shares. The Agent shall advise the Fund immediately upon the completion of the allocation set forth above as to the total number of Shares subscribed and distributable.

6. Delivery of Certificates. The Agent will deliver (i) certificates representing those Shares purchased pursuant to exercise of Primary Subscription Rights as soon as practicable after the corresponding Rights have been validly exercised and full payment for such Shares has been received and cleared and
(ii) certificates representing those Shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Date and after all allocations have been effected.

7.       Holding Proceeds of Rights Offering in Escrow.

         (a) All proceeds received by the Agent from Shareholders in respect of the exercise of Rights shall be held by the Agent, on behalf of the Fund, in a segregated, interest-bearing escrow account (the "Escrow Account"). Pending disbursement in the manner described in Section 3(e) above, funds held in the Escrow Account shall be invested by the Agent at the direction of the Fund.

         (b) The Agent shall deliver all proceeds received in respect of the exercise of Rights (including interest earned thereon) to the Fund as promptly as practicable, but in no event later than five business days after the Expiration Date. Proceeds held in respect of Excess Payments (including interest earned thereon) shall belong to the Fund.


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8.       Reports. Daily, during the period commencing on the Record Date, until termination of the Subscription Period, the Agent will report by telephone or telecopier (by 2:00 p.m., New York time), confirmed by letter, to an Officer of the Fund, data regarding Rights exercised, the total number of Shares subscribed for, and payments received therefor, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be reasonably requested by the Fund.

9. Loss or Mutilation. If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Fund and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

10. Changes in Subscription Certificate. The Agent may, without the consent or concurrence of the Shareholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Fund in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Fund) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Shareholders.





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                                   Schedule B

                                      Fees